UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2012

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2200 Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2012, Craig J. Hart, Senior Vice President, Controller and Chief Accounting Officer of Tyson Foods, Inc. (the “Company”), announced his resignation from his current position with the Company effective immediately. Mr. Hart presently intends to remain with the Company in another position until at least December 31, 2012.
Also on August 24, 2012, the Company appointed Curt T. Calaway to the position of Senior Vice President, Controller and Chief Accounting Officer. Mr. Calaway, age 38, joined the Company in 2006 and has served as Vice President – Audit & Compliance since 2008. Prior to his current position, Mr. Calaway served as the Company’s senior director of financial reporting.
In connection with his appointment, Mr. Calaway will be entitled to receive an annual base salary of not less than $275,000 and will be eligible to participate in the Company’s annual performance incentive plan and supplemental executive retirement plan. In addition, Mr. Calaway is entitled to receive, on such dates specified by the Company consistent with the Company’s past practice, an annual grant of 21,200 options to purchase shares of the Company’s Class A Common Stock. Mr. Calaway also received a restricted stock grant valued at $165,000 in connection with his appointment that will vest three years from the date of the grant.
There is no family relationship between Mr. Calaway and any director or other officer of the Company, nor is there any arrangement between Mr. Calaway and any other person(s) pursuant to which he was selected to serve as the Company’s Senior Vice President, Controller and Chief Accounting Officer. Mr. Calaway is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: August 24, 2012	By:	/s/ Dennis Leatherby

	Name:	Dennis Leatherby
	Title:	Executive Vice President and Chief Financial Officer

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